UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.  )

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POSTROCK ENERGY CORPORATION
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March 30, 2012

To Our Stockholders:

On behalf of your board of directors and management, we are pleased to invite you to attend the annual meeting of stockholders of PostRock Energy Corporation, which will be held at 1:30 p.m., central time, on May 9, 2012 at the Ronald J. Norick Downtown Library, located at 300 Park Avenue, 4th Floor, Oklahoma City, Oklahoma, 73102.

At this meeting, we will ask you to elect seven directors to serve one-year terms, to approve an amendment to our long-term incentive plan, to approve an amendment to our restated certificate of incorporation and to ratify the appointment of UHY LLP as our independent registered public accounting firm for 2012.

Registration will begin at 1:00 p.m. Please note that space limitations make it necessary to limit attendance at the meeting to stockholders, though each stockholder may be accompanied by one guest. Please bring picture identification, such as a driver’s license or passport, and if you hold your shares in brokerage accounts, a copy of a brokerage statement reflecting stock ownership as of the record date. Please keep in mind that cameras, recording devices and other electronic devices are not permitted at the meeting.

You are urged to vote your shares by following the voting instructions in the Notice of Internet Availability of Proxy Materials. Your vote is important no matter how many shares you own. If you do attend the meeting and desire to vote in person, you may do so even though you have previously submitted your proxy.

We look forward to seeing you at the meeting.

Sincerely,

Terry W. Carter
Chief Executive Officer and President

POSTROCK ENERGY CORPORATION

NOTICE OF 2012 ANNUAL MEETING OF STOCKHOLDERS

To Be Held on May 9, 2012

The Annual Meeting of Stockholders of PostRock Energy Corporation will be held at the Ronald J. Norick Downtown Library, located at 300 Park Avenue, 4th Floor, Oklahoma City, Oklahoma, 73102, on May 9, 2012 at 1:30 p.m., central time, for the following purposes:

Proposal 1.  To elect seven directors to serve for terms of one year.

Proposal 2.  To approve an amendment to our 2010 Long-Term Incentive Plan to increase the number of shares of common stock reserved for issuance under the plan by 3,000,000 shares and to increase the individual annual grant limits with respect to equity awards from 150,000 shares to 300,000 shares.

Proposal 3.  To approve an amendment to our restated certificate of incorporation to increase the amount of authorized common stock from 40,000,000 shares to 100,000,000 shares.

Proposal 4.  To ratify the appointment of UHY LLP as our independent registered public accounting firm for 2012.

Proposal 5.  To transact such other business as may properly come before the annual meeting or any adjournment or postponement thereof.

Attached to this notice is a proxy statement setting forth information with respect to the above items and certain other information.

The board of directors has established March 21, 2012 as the record date for the determination of stockholders entitled to notice of and to vote at the annual meeting. For a period of 10 days prior to the annual meeting, a complete list of stockholders of record entitled to vote at the annual meeting will be available at our executive offices for inspection by stockholders during ordinary business hours for proper purposes.

This year we are utilizing the Securities and Exchange Commission rules that allow issuers to furnish proxy materials to their stockholders over the Internet. We believe these rules allow us to provide our stockholders with the information they need, while lowering the costs of delivery. On or about March 30, 2012, we are mailing to our stockholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access our 2012 proxy statement and our annual report on Form 10-K for the year ended December 31, 2011. The notice provides instructions on how you can request a paper copy of these documents if you desire. Stockholders, whether or not they expect to be present at the meeting, are urged to vote their shares as promptly as possible by following the instructions in the Notice of Internet Availability of Proxy Materials. Any person giving a proxy has the power to revoke it at any time, and stockholders who are present at the meeting may withdraw their proxies and vote in person.

By order of the Board of Directors

Stephen L. DeGiusti
Secretary

March 30, 2012

210 Park Avenue, Suite 2750

Oklahoma City, Oklahoma 73102

POSTROCK ENERGY CORPORATION

210 Park Avenue, Suite 2750

Oklahoma City, Oklahoma 73102

PROXY STATEMENT

FOR

2012 ANNUAL MEETING OF STOCKHOLDERS

This proxy statement is furnished in connection with the solicitation of proxies by our board of directors for use at the 2012 Annual Meeting of Stockholders of PostRock Energy Corporation to be held on May 9, 2012 or at any adjournment or postponement thereof, at the time and place and for the purposes specified in the accompanying notice of annual meeting.

We have elected to provide access to our proxy materials over the Internet and are sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to our stockholders of record. All stockholders will have the ability to access the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found on the Notice.

All properly delivered proxies pursuant to this solicitation, and not later revoked, will be voted at the annual meeting in accordance with the instructions given in the proxy. When voting regarding the election of directors, stockholders may vote in favor of all nominees, withhold their votes as to all nominees or withhold their votes as to specific nominees. When voting regarding the approval of the amendment to our 2010 Long-Term Incentive Plan, the amendment to our restated certificate of incorporation and the ratification of the appointment of our registered public accounting firm, stockholders may vote for or against the proposal or may abstain from voting. Stockholders should vote their shares on the proxy card we have provided. If no choice is indicated, proxies that are signed and returned will be voted “FOR” the election of all director nominees, the approval of the amendment to our 2010 Long-Term Incentive Plan, the approval of the amendment to our restated certificate of incorporation and the ratification of the appointment of our independent registered public accounting firm.

All shares of our common stock represented by properly delivered and unrevoked proxies will be voted if such proxies are received in time for the meeting.

QUORUM, VOTE REQUIRED AND REVOCATION OF PROXIES

The board of directors has established March 21, 2012 as the record date for the determination of stockholders entitled to notice of and to vote at the annual meeting. As of the record date, 12,269,370 shares of common stock and 21,566,245 one one-hundredths of a share, or “fractional share,” of Series B Voting Preferred Stock were outstanding. Each share of common stock and each fractional share of Series B preferred stock is entitled to one vote upon each matter to be voted on at the meeting. The holders of Series B preferred stock are entitled to vote in the election of directors and on all other matters submitted to a vote of the holders of our common stock, with the holders of Series B preferred stock and the holders of common stock voting together as a single class. With respect to the votes applicable to the Series B preferred stock, the holders of the Series B preferred stock and their affiliates are currently limited to 45% of the votes applicable to all outstanding voting stock. Those holders and their affiliates also are entitled to vote any common stock held by them. Accordingly, based on the ownership of the holders of the Series B preferred stock and their affiliates as of the record date with respect to the annual meeting, those holders and their affiliates are entitled to cast at the annual meeting approximately 54.8% of the votes entitled to be cast by all voting stock and therefore control the outcome of the voting on each matter to be presented at the meeting. The presence, in person or by proxy, of the holders of shares of capital stock entitled to cast a majority of the votes that could be cast at the annual meeting by the holders of all outstanding shares of capital stock entitled to vote at the meeting is necessary to constitute a quorum.

The seven nominees for director who receive the greatest number of votes cast at the meeting will be elected as directors. Cumulative voting is not permitted in the election of directors. The amendment of our 2010 Long-

Term Incentive Plan and the ratification of the appointment of our independent registered public accounting firm are subject to the approval of a majority of the votes cast on the proposal. The amendment of our restated certificate of incorporation is subject to the approval of the holders of a majority in voting power of the common stock and Series B preferred stock entitled to vote on the amendment.

Brokers holding shares of our common stock must vote according to specific instructions they receive from the beneficial owners of those shares. If brokers do not receive specific instructions, brokers may in some cases vote the shares in their discretion. Brokers cannot vote on the election of directors, the amendment of our 2010 Long-Term Incentive Plan or the amendment of our restated certificate of incorporation without instructions from the beneficial owners. Brokers may vote on the ratification of the appointment of our independent registered public accounting firm without those instructions. If you do not instruct your broker how to vote on the election of directors, the amendment of our 2010 Long-Term Incentive Plan or the amendment of our restated certificate of incorporation, your broker will not vote on your behalf on those matters.

Abstentions and broker non-votes are counted as present in determining whether the quorum requirement is satisfied. For purposes of determining the outcome of any question as to which the broker has indicated that it does not have discretionary authority to vote, these shares will be treated as not present with respect to that question, even though those shares are considered present for quorum purposes and may be entitled to vote on other questions. Because the seven nominees for director who receive the greatest number of votes cast at the meeting will be elected as directors, abstentions and broker non-votes will not affect the outcome of the voting on the elections. Because the amendment of our 2010 Long-Term Incentive Plan and the ratification of the appointment of our independent registered accounting firm require the approval of a majority of the votes cast, abstentions and broker non-votes will not affect the outcome of the voting on those proposals. Because the amendment of our restated certificate of incorporation requires the approval of the holders of a majority in voting power of the common stock and Series B preferred stock entitled to vote on the amendment, abstentions and broker non-votes will count as votes against the proposal.

Any holder of our capital stock has the right to revoke his or her proxy at any time prior to the voting thereof at the annual meeting by (1) filing a written revocation with the Secretary prior to the voting of such proxy, (2) giving a duly executed proxy bearing a later date or (3) attending the annual meeting and voting in person. Attendance by a stockholder at the annual meeting will not itself revoke his or her proxy. If you hold your shares in the name of a bank, broker or other nominee, you should follow the instructions provided by your bank, broker or nominee in revoking your previously granted proxy.

COST AND METHOD OF PROXY SOLICITATION

We will bear the cost of the solicitation of proxies. In addition to solicitation by mail, our directors, officers and employees may solicit proxies from stockholders by telephone or facsimile or in person. We will supply banks, brokers, dealers and other custodian nominees and fiduciaries with proxy materials to enable them to send a copy of such material by mail to each beneficial owner of shares of our common stock that they hold of record and will, upon request, reimburse them for their reasonable expenses in doing so.

ELECTION OF DIRECTORS

(Item 1 on Proxy Card)

The board of directors has nominated the seven people listed below for election as directors, each to serve until the next annual meeting of stockholders or until his successor is elected and qualified. If any of the nominees becomes unavailable for any reason, which is not anticipated, the board of directors in its discretion may designate a substitute nominee. If you have filled out the accompanying proxy card, your vote will be cast for the substitute nominee. The board of directors has determined that the size of the board should be reduced from nine to seven directors effective at the annual meeting to reflect our current size and to improve governance efficiency. As a result, Daniel L. Spears and James E. Saxton, Jr. are not standing for re-election as a director at the annual meeting.

Explanatory Note

In this proxy statement, unless otherwise indicated or the context otherwise requires:

•

references to the “recombination” refer to a series of mergers and entity conversions pursuant to which Quest Resource Corporation (“QRCP”), Quest Energy Partners, L.P. (“QELP”) and Quest Midstream Partners, L.P. (“QMLP”) became wholly owned subsidiaries of PostRock Energy Corporation; and

•

references to “we,” “us” and “our” with respect to periods before the completion of the recombination refer to the business and operations of QRCP, QELP and QMLP and their subsidiaries on a consolidated basis, and references to “PostRock,” “we,” “us” and “our” with respect to periods after the completion of the recombination refer to PostRock Energy Corporation and its consolidated subsidiaries.

Nominees for Election

Each of the nominees for director has been approved by the board of directors, upon the recommendation of the Nominating and Corporate Governance Committee, for submission to the stockholders. Set forth below is the current principal occupation (which, unless otherwise indicated, has been his principal occupation during the last five years), age and other information for each nominee:

Nathan M. Avery, age 77, became a director of PostRock in September 2010 and is a designee of White Deer Energy L.P. as described below under “Certain Relationships and Related Transactions, and Director Independence — White Deer Investment.” Mr. Avery served as a director of Cameron International Corporation from 1995 until 2009. He was founder, Chairman of the Board and Chief Executive Officer of Galveston-Houston Company, an NYSE company specializing in the manufacturing of products to serve the energy and mining industries, from 1972 to December 2000, when it was sold to Komatsu, Ltd. He has been an active participant in the oil and gas industry since the 1960s and was Chairman of the Board of Directors of Bettis Corporation, an actuator company, until 1996, when Bettis Corporation merged with Daniel Industries, Inc., and was a director and member of the Executive Committee of Daniel Industries until June 1999, when Daniel Industries merged with Emerson Electric Co. Mr. Avery holds a B.S. in Petroleum Engineering from the Colorado School of Mines. The board of directors is nominating Mr. Avery because of his active participation in the oil and gas industry since the 1960s and his strong technical expertise.

Terry W. Carter, age 59, became Interim President and Chief Executive Officer in June 2011 and President and Chief Executive Officer and a director in December 2011. Since February 2008, Mr. Carter has been a principal of a number of private oil and gas ventures. From 2003 through November 2007, Mr. Carter served as President and Chief Executive Officer of Ascent Energy, Inc., a private exploration and production company. In 2001, Mr. Carter became Executive Vice President of Exploration and Production at Range Resources Corporation, an exploration and production company, where he served in that role until 2003. Mr. Carter began his career as a petroleum engineer for ORYX Energy, formerly Sun Exploration and Production. In the course of his more than 20 years with that company, he rose to become Manager of Operations and Development in Dallas. Mr. Carter holds a B.S. in Petroleum Engineering from Tulsa University. The board of directors is nominating Mr. Carter because, in addition to valuing his significant operating experience, the board believes that having his perspective as the Chief Executive Officer of our company enhances the board’s focus on and contribution to our growth and development and is in the best interest of our stockholders.

William H. Damon III, age 59, became a director of PostRock in March 2010 upon completion of the recombination. Mr. Damon joined QRCP as a director in April 2007 and served in that capacity until March 2010. He has over 35 years of professional experience specializing in engineering design and development of power generation projects and consulting services. Since January 2008, he has served as Senior Vice President and National Director of Power Consulting for HDR, Inc., which purchased the engineering-consulting firm, Cummins & Barnard, Inc., which was focused on power generation development and engineering projects for electric utilities, independent power producers, large industrial and institutional clients throughout the United States. Mr. Damon served as the Chief Executive Officer of Cummins & Barnard and had been its principal and co-owner from 1990 to January 2008. He currently leads HDR’s project development and strategic consulting business for coal, natural gas and renewable energy projects. He previously worked for Consumers Power Company, Gilbert-Commonwealth, Inc. and Alternative Energy Ventures. He also held board seats on a minerals and wind turbine company, MKBY, and a start-up construction company that was sold to Aker Kvaerner Songer, in which he was also a founding member. Mr. Damon graduated from Michigan State University with a B.S. in Mechanical Engineering and continued graduate studies at both Michigan State University and the University of Michigan. The board of directors is nominating Mr. Damon because of his background and experience in the energy industry, his knowledge of compensation practices and risk management from his management experience at both HDR and Cummins & Barnard and his service and performance as Chair of our Compensation Committee.

Thomas J. Edelman, age 61, became a director of PostRock in September 2010 and is a designee of White Deer Energy L.P. Mr. Edelman is currently a Managing Partner of White Deer Energy, an energy private equity fund formed in 2008. Previously, Mr. Edelman founded Patina Oil & Gas Corporation and served as its Chairman and Chief Executive Officer from its formation in 1996 through its merger with Noble Energy, Inc. in 2005. In 2005, he founded BioFuel Energy Corporation and served as its Chairman until 2008. He co-founded Snyder Oil Corporation and was its President from 1981 through 1997. He served as Chairman and Chief Executive Officer and later as Chairman of Range Resources Corporation from 1988 through 2003. From 1980 to 1981, he was with The First Boston Corporation and, from 1975 through 1980, with Lehman Brothers Kuhn Loeb Incorporated. Mr. Edelman also currently serves as President of Lenox Hill Neighborhood House, a New York based charity, as a Trustee and Chair of the Investment Committee of The Hotchkiss School, a member of the Board of Directors of Georgetown University and a Director of Berenson & Company. Mr. Edelman holds an M.B.A. in Finance from Harvard Business School, graduating as a Baker Scholar, and a B.A. in Political Economy from Princeton University, graduating magna cum laude. The board of directors is, in part, nominating Mr. Edelman because of his expertise in managing publicly traded exploration and production companies.

Duke R. Ligon, age 70, became a director of PostRock in March 2010 upon completion of the recombination. Mr. Ligon served as a director of QMGP from December 2006 to March 2010. Since September 2010, Mr. Ligon has served as our Chairman of the Board. From January 2007 to February 2010, Mr. Ligon was a Legal Strategic Advisor to Love’s Travel Stops & Country Stores, Inc. and the Executive Director of the Love’s Entrepreneurship Center of Oklahoma City University. From February 1997 to January 2007, Mr. Ligon served as the Senior Vice President and General Counsel for Devon Energy Corporation. Mr. Ligon is an attorney and has more than 35 years of legal expertise in corporate securities, litigation, governmental affairs and mergers and acquisitions. Prior to joining Devon in 1997, he practiced law for 12 years and last served as a partner at the law firm of Mayer, Brown & Platt in New York City. In addition, he was Senior Vice President and Managing Director for Investment Banking at Bankers Trust Co. in New York City for 10 years. He is also a member of the board of directors of Vantage Drilling Company, Blueknight Energy Partners, L.P., Panhandle Oil and Gas Inc., Pre-Paid Legal Services, Inc. and SteelPath MLP Funds Trust and previously served on the boards of TransMontaigne Partners L.P. and TEPPCO Partners, L.P. Mr. Ligon received an undergraduate degree in chemistry from Westminster College and a law degree from the University of Texas School of Law. The board of directors is nominating Mr. Ligon because his experience with Devon Energy Corporation and his expertise in corporate securities, litigation, governmental affairs and mergers and acquisitions brings a unique perspective to the board of directors.

J. Philip McCormick, age 70, became a director of PostRock in March 2010 upon completion of the recombination. Mr. McCormick was a director of QEGP from November 2008 until March 2010. Mr. McCormick has 26 years of public accounting experience and was in leadership roles at KMG Main Hurdman and KPMG LLP, serving as a member of the board of each firm. Since 1999, Mr. McCormick has been an independent investor and corporate advisor. He was a director and chairman of the audit committee of NASDAQ-listed Advanced Neuromodulation Systems Inc. from 2003 to 2005 until its sale, and he currently serves as a director and member of the Audit Committee of RENN Global Entrepreneurs Fund, Inc. Mr. McCormick holds a B.B.A. degree in Accounting and a Master of Science from Texas A&I University. The board of directors is nominating Mr. McCormick because of his public accounting experience, his experience evaluating financial risks and his performance as Chair of our Audit Committee.

Mark A. Stansberry, age 56, became a director of PostRock in March 2010 upon completion of the recombination. Mr. Stansberry was a director of QEGP from November 2007 until March 2010. Mr. Stansberry currently serves as the Chairman and a director of The GTD Group. He has served as Chairman of The GTD Group since 1998. He has served as Chairman of the Governor’s International Team and Chairman of the Board of Regents of the Regional University System of Oklahoma and has served as Chairman of the State Chamber’s Energy Council in Oklahoma. He also serves on a number of other boards, including Chairman of the Board of Directors of People to People International, and has served as president of the International Society of The Energy Advocates. Mr. Stansberry has testified before the U.S. Senate Energy and Natural Resources Committee and is the author of the book: The Braking Point: America’s Energy Dreams and Global Economic Realities. Mr. Stansberry has a B.A. from Oklahoma Christian University and is a graduate of The Fund for American Studies, Georgetown University and of the Intermediate School of Banking, Oklahoma State University. The board of directors is nominating Mr. Stansberry because of his expertise related to the U.S. energy industry and economics.

Vote Required and Board Recommendation

If a quorum is present at the annual meeting, the seven nominees receiving the greatest number of votes cast will be elected as directors. Your board of directors unanimously recommends a vote “FOR” election of the aforementioned seven director nominees.

Corporate Governance

Board Leadership Structure.    The functions performed by the chief executive officer and non-executive chairman of the board are currently performed by separate individuals. Terry W. Carter, chief executive officer, is responsible for the development of the long-term strategies of the company for board consideration and approval; for the implementation of such strategies; and for all aspects of managing our operations and profitability. Duke R. Ligon, non-executive chairman, focuses his attention on board and committee matters, including setting the board’s agenda with Mr. Carter, and is the principal liaison between the independent directors and Mr. Carter.

Code of Business Conduct and Ethics.    We have adopted a Code of Business Conduct and Ethics, which addresses conflicts of interests, that is applicable to our directors and employees, including our principal executive officer, principal financial officer and principal accounting officer. The Code describes the types of transactions that may be subject to the review, approval or ratification of the Audit Committee or our chief compliance officer. Any waiver of any provision of the Code for a member of our board of directors, an executive officer, or a senior financial or accounting officer must be approved by the board, and any such waiver will be promptly disclosed as required by law or NASDAQ rule.

A copy of our Code of Business Conduct and Ethics is available on our website at www.pstr.com under the heading About Us — Corporate Governance. We intend to post any amendment to or waiver from the Code that applies to executive officers or directors on our website.

Accounting and Auditing Concerns.    The Audit Committee has established procedures to receive, retain and treat complaints regarding accounting, internal accounting controls or auditing matters and to allow for the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters. We also have a confidential hotline by which employees can communicate concerns or complaints regarding these matters.

Stockholder Communication with the Board of Directors.    Stockholders may communicate with the board of directors by submitting their communications in writing, addressed to the board as a whole or, at the election of the stockholder, to one or more specific directors, in care of the Secretary, PostRock Energy Corporation, 210 Park Avenue, Suite 2750, Oklahoma City, Oklahoma 73102.

Board’s Role in Risk Oversight.    The board of directors is responsible for determining the ultimate direction of our business, determining the principles of our business strategy and policies and promoting our long-term interests. Viewed from this perspective, the board of directors generally oversees risk management, and the chief executive officer and other members of executive management generally manage the material risks that we face. The board of directors focuses on the most significant risks facing our company and our general risk management strategy. In accordance with the charter of the Audit Committee, the Audit Committee periodically inquires of management and the independent auditors about significant risks or exposures facing our company, assesses the steps management has taken or proposes to take to minimize such risks, and reviews compliance with such steps. In addition to the risk oversight exercised by the full board of directors and the Audit Committee, the Compensation Committee reviews the risks, if any, that could arise from our compensation policies and practices.

Organization of the Board of Directors

Overview.    The board of directors is responsible for oversight of our business and affairs. To assist it in carrying out its duties, the board has delegated certain authority to a Nominating and Corporate Governance Committee, an Audit Committee and a Compensation Committee. The board also has delegated, and may in the future delegate, certain authority to other committees of the board from time to time. The board of directors held 22 meetings in 2011. Each current director attended at least 75% of the total number of meetings of the board of directors and of the committees of the board on which he served that were held during the term of his service on the board and its committees. Directors are expected to attend meetings of the board of directors and meetings of committees on which they serve and to spend as much time and meet as frequently as necessary to properly discharge their responsibilities.

Nominating and Corporate Governance Committee.    The Nominating and Corporate Governance Committee currently consists of Messrs. Spears (Chair), Ligon and Saxton. The board of directors has determined that the members of the committee are independent under applicable NASDAQ listing standards. The committee is responsible for (1) identifying individuals qualified to become board members, (2) recommending to the board a slate of director nominees to be elected by the stockholders at the next annual meeting of stockholders and, when appropriate, director appointees to take office between annual meetings, (3) recommending to the board membership on standing board committees and (4) developing and recommending to the board appropriate corporate governance policies, practices and procedures for our company. The committee held four meetings during 2011. The charter of the committee is available on our website at www.pstr.com under the heading About Us — Corporate Governance.

Although the board of directors does not have a formal diversity policy, the Nominating and Corporate Governance Committee, when assessing the qualifications of prospective nominees to the board of directors, considers each nominee’s personal and professional integrity, experience, skills, ability and willingness to devote the time and effort necessary to be an effective board member, and commitment to acting in the best interests of our company and stockholders. The Nominating and Corporate Governance Committee also gives consideration to the qualifications that the Committee believes must be met by prospective nominees to the board, qualities or skills that the Committee believes are necessary for one or more of our directors to possess and standards for the overall structure, diversity and composition of the board.

The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders. If a stockholder wishes to recommend a director for nomination by the committee, the stockholder should submit the recommendation in writing to the Chairman, Nominating and Corporate Governance Committee, in care of the Secretary, PostRock Energy Corporation, 210 Park Avenue, Suite 2750, Oklahoma City, Oklahoma 73102. The recommendation should contain the following information:

•	the name, age, contact information, business address and residence address of the nominee and the name, contact information and address of the stockholder making the nomination;

•	the principal occupation or employment of the nominee;

•	the number of shares of each class or series of our capital stock beneficially owned by the nominee and the stockholder and the period for which those shares have been owned; and

•	any other information the stockholder may deem relevant to the committee’s evaluation.

Candidates recommended by stockholders are evaluated on the same basis as candidates recommended by our directors, executive officers, third-party search firms or other sources.

Audit Committee.    The Audit Committee currently consists of Messrs. McCormick (Chair), Avery, Spears and Stansberry. The board of directors has determined that the members of the Audit Committee are independent under applicable provisions of the Securities Exchange Act of 1934 and the NASDAQ listing standards. The board of directors also has determined that Mr. McCormick is an audit committee financial expert as defined by applicable SEC rules. The committee’s primary purpose is to oversee our accounting and financial reporting processes and the audits of our financial statements. The Audit Committee has direct responsibility for the appointment, retention, compensation and oversight of our independent registered public accounting firm for the purpose of preparing our annual audit report or performing other audit, review or attest services for us. The committee held seven meetings during 2011. The charter of the committee is available on our website at www.pstr.com under the heading About Us — Corporate Governance.

Compensation Committee.    The Compensation Committee currently consists of Messrs. Damon (Chair), Ligon, and Edelman. The board of directors has determined that the members of the committee are independent under applicable NASDAQ listing standards. The committee’s purpose is, among other things (1) to review and approve the compensation of our executive officers, (2) to oversee and advise the board on the adoption of policies that govern our compensation programs and (3) to administer our 2010 Long-Term Incentive Plan and other equity-based compensation plans. The committee may delegate certain authority to a subcommittee of its members. The committee held five meetings during 2011. The charter of the committee is available on our website at www.pstr.com under the heading About Us — Corporate Governance.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

White Deer Investment

In September 2010, we entered into a securities purchase agreement with White Deer Energy L.P., White Deer Energy TE L.P. and White Deer Energy FI L.P. (collectively, “White Deer”). The transactions contemplated by the purchase agreement were consummated on September 21, 2010. At the closing, in exchange for a cash investment of $60 million, we issued to White Deer 6,000 shares of a new Series A Cumulative Redeemable Preferred Stock, 190,476.19 shares of a new Series B Voting Preferred Stock and warrants to purchase 19,047,619 shares of our common stock at an exercise price of $3.15 per share. In accordance with the terms of the investment, we have to date elected to accrue dividends on the Series A preferred stock rather than pay them in cash, which has increased the liquidation preference on the Series A Preferred Stock by $9.8 million, the cumulative amount of accrued dividends through December 31, 2011. Additional warrants to purchase 2,518,624 shares of our common stock at a weighted average exercise price of $3.87 and an additional 25,186.24 shares of Series B preferred stock have also been issued since the initial investment. In addition, on February 9, 2012, we issued to White Deer 2,180,233 shares of our common stock at a purchase price of $3.44 per share, for total proceeds of $7.5 million. As of March 21, 2012, White Deer owns, and has the right under the warrants to acquire, approximately 70.5% of our common stock (including the common stock issuable upon exercise of the warrants). For additional information about the terms of the investment and the securities we issued to White Deer, please read Note 12 of the notes to the consolidated financial statements included in Item 8 of our annual report on Form 10-K for the year ended December 31, 2011.

White Deer has the right to designate three of the members of our board of directors. The purchase agreement includes provisions for a step-down of this right to designate members of the board if and as White Deer’s equity stake in us decreases. The directors that have been designated by White Deer and are currently serving on the board are Messrs. Edelman, Saxton and Avery; Mr. Saxton is not standing for re-election in 2012.

White Deer committed, for a period of 18 months following closing of the investment in September 2010, to reserve $30 million of additional capital to be invested in our equity as may reasonably be required for acquisitions, an accelerated development program or other corporate purposes on mutually acceptable terms. The February 2012 investment was applied against that commitment.

Until White Deer’s ownership falls below a specified level, without White Deer’s consent, we may not issue common stock, securities convertible into or exchangeable for common stock or options or rights to purchase common stock for other than cash or at a price per share less than $4.73. In addition, during such period, White Deer will have preemptive rights in any issuance by us of common stock, securities convertible into or exchangeable for common stock or options or rights to purchase common stock. Each of these provisions is subject to certain exceptions. In the purchase agreements for the September 2010 and February 2012 investments, we agreed to indemnify White Deer for breaches of the transaction documents and to reimburse White Deer for expenses in connection with the investment. We also agreed to reimburse White Deer for its reasonable out-of-pocket costs and expenses incurred or made in connection with ongoing oversight of us. As of March 21, 2012, we had not reimbursed White Deer for any of such costs and expenses.

In connection with the closing of the September 2010 investment, we granted to White Deer registration rights under a registration rights agreement, as amended. The registration rights agreement requires us to file a resale registration statement to register the Series A preferred stock, shares of our common stock issuable upon exercise of the warrants held by White Deer and shares of our common stock purchased by White Deer in the February 2012 investment if, at any time, White Deer makes a written request to us for registration of its securities. Under the registration rights agreement, we are required to use our commercially reasonable efforts to cause such resale registration statement to become effective within 120 days after its filing.

If we fail to file the registration statement when required or the registration statement does not become effective when required, we will be required to pay liquidated damages to White Deer. The amount of liquidated damages will equal 0.25% of the product of the lowest exercise price of the warrants held by White Deer times the number of shares of common stock and common stock underlying the warrants held by White Deer per 30-day period for the first 60 days, increasing by an additional 0.25% of such product per 30-day period for each subsequent 60 days, up to a maximum of 1.0% of such product per 30-day period. We will be required to pay liquidated damages in cash. If, however, the payment of cash will result in a breach of any of our credit facilities or other material debt, then we can pay liquidated damages in additionally issued shares of our common stock.

If White Deer elects to dispose of registrable securities under the resale registration statement in an underwritten offering and reasonably anticipates gross proceeds from such underwritten offering would be at least $20 million, we will be required to take all such reasonable actions as are requested by the managing underwriters to expedite and facilitate the registration and disposition of the securities in the offering.

In addition, if we propose to register certain offerings of securities under the Securities Act of 1933, including offerings by other selling stockholders, then White Deer will have “piggy-back” rights, subject to quantity limitations determined by underwriters if the offering involves an underwriting, to request that we register their registrable securities. There is no limit to the number of these “piggy-back” registrations in which White Deer may request its shares be included.

We generally will bear the registration expenses incurred in connection with registrations. We have agreed to indemnify White Deer against certain liabilities, including liabilities under the Securities Act, in connection with any registration effected under the agreement.

Recombination Registration Rights Agreement

In connection with the closing of the recombination, we granted to certain former QMLP unitholders registration rights under a registration rights agreement. The registration rights agreement required us to file, and to cause to become effective, a resale registration statement to register the shares of our common stock that were received by such QMLP unitholders in the recombination if, at any time on or after the date that is 90 days after the closing date of the recombination, any such QMLP unitholders made a written request to us for registration of their shares. As of December 31, 2011, the registration rights agreement was no longer in effect.

Policy Regarding Transactions with Related Persons

Pursuant to our Code of Business Conduct and Ethics, employees and directors are required to refrain from entering into any activity that is in conflict with, or would reasonably appear to be in conflict with, the interest of our company or which would prejudice their ability to exercise independent judgment in carrying out their duties and responsibilities or devote undivided loyalty to us. If there is any possibility that a particular activity, investment or association could create, or reasonably appear to create, such a conflict of interest, or otherwise interfere with an employee’s or director’s independent judgment, that person is required to consult with our chief compliance officer or the Audit Committee to assess whether such a conflict of interest or interference with independent judgment is created thereby. The charter of the Audit Committee provides that the Committee will review all transactions with related persons (as defined by Item 404 of SEC Regulation S-K) for potential conflicts of interest and that all such transactions are required to be approved by the Committee.

Director Independence

The board of directors has determined that each of the members of the board, other than Mr. Carter, is an independent director within the meaning of applicable NASDAQ listing standards. Mr. Carter is our chief executive officer.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors and beneficial owners of more than ten percent of any class of equity securities to file initial reports of ownership and reports of changes in ownership of our common stock with the SEC and, pursuant to rules promulgated under Section 16(a), such individuals are required to furnish us with copies of Section 16(a) reports they file. With respect to PostRock, to our knowledge, based solely on a review of Forms 3, 4, 5 and amendments thereto furnished to us and written representations that no other reports were required, during and for 2011, all Section 16(a) filing requirements applicable to the directors, executive officers and greater than 10% beneficial owners of PostRock were complied with in a timely manner, except for the following: (1) White Deer, on behalf of itself and certain other related parties, filed late Form 4s to report four issuances of additional warrants to purchase our common stock in connection with dividend accruals on the quarterly dividend payment dates for our Series A preferred stock; (2) Daniel Spears filed late Form 4s to report six sale transactions in our common stock by Swank MLP Convergence Fund, LP, for which Mr. Spears acts as portfolio manager, and (3) SteelPath Capital Management LLC, on behalf of itself, Gabriel Hammond (a former director) and certain other related parties, filed late a Form 4 to report the distribution in-kind of our common stock by certain of those related parties to their respective equity holders.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNER AND MANAGEMENT AND

RELATED STOCKHOLDER MATTERS

The amounts and percentage of shares beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Under these rules, more than one person may be deemed a beneficial owner of the same securities and a person may be deemed a beneficial owner of securities as to which he has no economic interest.

The following table sets forth information as of March 21, 2012 concerning the shares of our common stock beneficially owned by (i) each person known by us, solely by reason of our examination of Schedule 13D and 13G filings made with the SEC and by information voluntarily provided to us by certain stockholders, to be the beneficial owner of 5% or more of our outstanding common stock, (ii) each of our directors, (iii) each of the executive officers named in the summary compensation table under “Executive Compensation” and (iv) all current directors and executive officers as a group. If a person or entity listed in the following table is the beneficial owner of less than one percent of the securities outstanding, this fact is indicated by an asterisk in the table. For additional information about the beneficial ownership by White Deer of our Series A preferred stock and Series B preferred stock, please see “Certain Relationships and Related Transactions, and Director Independence — White Deer Investment” and footnote 1 to the table below.

Name and Address	Number of Shares Beneficially Owned	Percent of Class
Edelman & Guill Energy L.P.(1)	23,746,478	70.2%
700 Louisiana Street Suite 4770 Houston, TX 77002
Constellation Energy Commodities Group, Inc.(2)	1,673,822	12.9%
100 Constellation Way Baltimore, MD 21202
Nathan M. Avery(3)	30,000	*
Terry W. Carter(4)	150,000	1.2%
William H. Damon III(5)	39,038	*
Stephen L. DeGiusti(6)	80,801	*
Thomas J. Edelman(1)	23,776,478	70.2%
David J. Klvac(7)	87,688	*
Duke R. Ligon(8)	40,717	*
J. Philip McCormick(9)	37,600	*
James E. Saxton, Jr.(10)	30,000	*
Daniel L. Spears	—	*
Mark A. Stansberry(11)	41,889	*
David C. Lawler(12)	39,413	*
All current directors and executive officers as a group (13 persons)	24,402,066	71.6%

*	Less than 1% of issued and outstanding shares of our common stock.

(1)	Includes 2,039,527 shares of our common stock and warrants to purchase 20,172,892 shares of our common stock held by White Deer Energy L.P., 67,766 shares of our common stock and warrants to purchase 670,881 shares of our common stock held by White Deer Energy TE L.P. and 72,940 shares of our common stock and warrants to purchase 722,472 shares of our common stock held by White Deer Energy FI L.P. (collectively, the “Funds”), which are members of a “group” for purposes of Section 13(d) of the Exchange Act. Such group includes Edelman & Guill Energy L.P., Edelman & Guill Energy Ltd., Thomas J. Edelman and Ben A. Guill. Edelman & Guill Energy L.P. is the general partner of the Funds, Edelman & Guill Energy Ltd. is the general partner of Edelman & Guill Energy L.P., and Messrs. Edelman and Guill are the directors of Edelman & Guill Energy Ltd. Accordingly, each of Edelman & Guill Energy Ltd, Edelman & Guill Energy L.P. and Messrs. Edelman and Guill may be deemed to control the investment decisions of the Funds. In addition, the Funds hold 6,000 shares of our Series A Cumulative Redeemable Preferred Stock and 215,662.45 shares of our Series B Voting Preferred Stock, each representing 100% of the issued and outstanding shares of such series. Mr. Edelman disclaims beneficial ownership of the shares beneficially owned by the Funds except to the extent of his pecuniary interests therein. In addition, Mr. Edelman directly owns options to acquire 30,000 shares of common stock that are immediately exercisable.

(2)	Includes 1,000,000 shares of our common stock and warrants to purchase 673,822 shares of common stock held by Constellation Energy Commodities Group, Inc. (“CECG”). CECG is wholly owned by Constellation Power Source Holdings, Inc. (“CPSH”) and indirectly owned by Constellation Holdings, Inc. (“CHI”), Constellation Enterprises, Inc. (“CEI”) and Constellation Energy Group, Inc. (“CEG”). Accordingly, CPSH, CHI, CEI and CEG may be deemed to be beneficial owners of the shares and warrants held by CECG.

(3)	Includes options to acquire 30,000 shares of our common stock that are immediately exercisable.

(4)	Includes 150,000 restricted shares that Mr. Carter has the ability to vote, but is restricted from transferring until their vesting date.

(5)	Includes options to acquire 30,000 shares of our common stock that are immediately exercisable.

(6)	Includes (i) options to acquire 10,000 shares of our common stock that are fully vested and exercisable and (ii) 49,800 restricted shares that Mr. DeGiusti has the ability to vote, but is restricted from transferring until their vesting date. In addition, Mr. DeGiusti is entitled to receive 14,998 restricted shares upon satisfaction of certain vesting requirements. Mr. DeGiusti does not have the ability to vote or dispose of these restricted shares.

(7)	Includes (i) options to acquire 10,000 shares of our common stock that are fully vested and exercisable and (ii) 63,700 restricted shares that Mr. Klvac has the ability to vote, but is restricted from transferring until their vesting date. In addition, Mr. Klvac is entitled to receive 14,998 restricted shares upon satisfaction of certain vesting requirements. Mr. Klvac does not have the ability to vote or dispose of these restricted shares.

(8)	Includes options to acquire 30,000 shares of our common stock that are immediately exercisable.

(9)	Includes options to acquire 30,000 shares of our common stock that are immediately exercisable.

(10)	Includes options to acquire 30,000 shares of our common stock that are immediately exercisable.

(11)	Includes options to acquire 10,000 shares of our common stock that are immediately exercisable.

(12)	Mr. Lawler resigned as our President and Chief Executive Officer effective in July 2011. Mr. Lawler’s beneficial ownership in the table above is reported as of July 16, 2011, the effective date of his resignation.

Equity Compensation Plans

The table below sets forth information concerning compensation plans under which our equity securities are authorized for issuance as of December 31, 2011. The table does not include the additional shares issuable under the proposed amendment to our 2010 Long-Term Incentive Plan, as described below, which is subject to stockholder approval at the annual meeting.

Equity Compensation Plan Information

Plan Category(1)	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans
Equity compensation plans approved by security holders(2)	1,051,100	$3.56	1,244,064
Equity compensation plans not approved by security holders	—	—	—
Total	1,051,100	$3.56	1,244,064

(1)

Excludes options to purchase 5,750 shares of our common stock, at an exercise price of $8.35, and 11,918 shares of our common stock to be issued upon the vesting of bonus shares, in each case granted under equity compensation plans of QRCP assumed in connection with the recombination. Also excludes (i) 53,650 shares of our common stock to be issued upon the vesting of phantom units granted under equity compensation plans of QELP assumed in connection with the recombination and (ii) 53,642 shares of our common stock to be issued upon the vesting of bonus units granted under equity compensation plans of QMLP assumed in connection with the recombination. Upon consummation of the recombination, all outstanding options to purchase QRCP common stock were converted into options to purchase our common stock, and outstanding QRCP bonus share awards, QELP phantom awards and QMLP bonus units were converted into awards to be paid or settled in our common stock. No additional awards may be granted under the QRCP, QELP or QMLP equity plans assumed by us in the recombination.

(2)	Consists of our 2010 Long-Term Incentive Plan. As of December 31, 2011, 1,244,064 shares remained available for issuance under the 2010 Long-Term Incentive Plan with respect to awards and could be issued in the form of stock options, stock appreciation rights, stock awards and stock units.

EXECUTIVE OFFICERS

The following table shows information regarding our executive officers as of March 21, 2012. Information with respect to Mr. Carter is set forth in “Election of Directors — Nominees for Election.”

Name	Age	Positions Held
Terry W. Carter	59	Chief Executive Officer, President and Director
David J. Klvac	41	Executive Vice President, Chief Accounting Officer and Chief Financial Officer
Stephen L. DeGiusti	53	Executive Vice President, General Counsel and Secretary
Clark W. Edwards	29	Vice President, Field Operations
Tom A. Saunders	53	Executive Vice President — New Business Development — Midstream

Mr. Klvac has served as our Chief Financial Officer since November 2012 and as our Chief Accounting Officer since March 26, 2010. Prior to that, he served as our Corporate Controller from March 5, 2010 to March 26, 2010 and as Corporate Controller of QRCP, QEGP and QMGP from May 2009 to March 2010. Prior to joining the Quest entities, Mr. Klvac served as a financial consultant for Sirius Solutions, LLLP from October 2008 to May 2009, as Vice President and Corporate Controller of Tronox Incorporated from January 2007 to June 2008, and as Assistant Corporate Controller of Smithfield Foods, Inc. from 2005 to 2007. He joined Smithfield as Director of Financial Reporting in 2004. Mr. Klvac holds a bachelors degree in accounting from the University of St. Thomas in Houston.

Mr. DeGiusti has served as our General Counsel and Secretary since the closing of the recombination. Prior to that he served as General Counsel for QRCP, QEGP and QMGP from January 2010 until March 2010. Prior to joining QRCP, QEGP and QMGP, Mr. DeGiusti was a shareholder and director with the law firm of Crowe & Dunlevy, a Professional Corporation, in Oklahoma City, Oklahoma where he was employed from 1983 to January 2010. Mr. DeGiusti received a J.D. from the University of Oklahoma College of Law and a B.A. from the University of Central Oklahoma.

Mr. Edwards has served as our Vice President of Operations since February 2012. Previously, he served as our Director of Midcontinent Field Operations since December 2010 and in various other company roles for our predecessor entities from August 2007 to December 2010. Prior to joining our predecessor entities, Mr. Edwards served in various roles with Lipsey Ranch Cattle Feeders, a commercial cattle operation, from 2006 to August 2007. Mr. Edwards holds a bachelors degree in engineering from Texas A&M University in College Station, Texas.

Mr. Saunders has served as our Executive Vice President — New Business Development and Marketing — Midstream since the closing of the recombination. Prior to that he served as Executive Vice President — New

Business Development and Marketing for QMGP from July 2009 to March 2010. He became Executive Vice President — New Business Development and Marketing — Midstream for QRCP and QEGP in December 2009 and served until March 2010. He has over 30 years of midstream experience. Prior to joining QMGP, from July 2008 to July 2009, Mr. Saunders served as Vice President — Commercial Development for privately-held Windsor Energy where he was responsible for building its midstream business and marketing all of its oil and natural gas production. From December 2003 to July 2008, Mr. Saunders served as Director of Commercial Development with Enogex Inc., developing new markets for the company in the Rocky Mountain region and as Director of Organization Development optimizing various business processes to improve profitability and capacity. Mr. Saunders holds a bachelors degree in industrial engineering and management from Oklahoma State University and an M.B.A. in energy management from Denver University.

EXECUTIVE COMPENSATION

The summary compensation table below sets forth information concerning the annual and long-term compensation paid to or earned by Terry W. Carter, who served as the principal executive officer for PostRock at December 31, 2011, David J. Klvac and Stephen L. DeGiusti, the two other most highly compensated executive officers who were serving as executive officers of PostRock at December 31, 2011, and David C. Lawler, who served as the principal executive officer of PostRock until his resignation effective in July 2012 (the “named executive officers”). The positions of the named executive officers listed in the table below are those positions held with PostRock as of March 21, 2012.

Prior to the March 2010 recombination, our business was operated by QRCP, QELP and QMLP. QRCP and the general partners of QELP and QMLP utilized many of the same executives, officers and employees to manage their respective businesses, and the compensation committee of QRCP’s board of directors determined the amount of executive and employee compensation for QRCP, QELP and QMLP. The officers of the general partners of QELP and QMLP also participated in employee benefit plans and arrangements sponsored by QRCP. The compensation of the named executive officers discussed below reflects total compensation for services to PostRock, QRCP, QELP and QMLP, as applicable. QELP and QMLP reimbursed all expenses incurred on their behalf, including the costs of employee compensation and benefits, as well as all other expenses necessary or appropriate to the conduct of their businesses, pursuant to QRCP’s allocation methodology and subject to the terms of certain omnibus agreements among QELP, QEGP and QRCP and among QMLP and QRCP, respectively, which agreements were terminated in connection with the consummation of the recombination.

The Compensation Committee of the Board, comprised entirely of non-employee directors that are “independent” under the applicable NASDAQ listing standards, defines the general compensation policies of the Company which are designed to reward our executives for meeting or exceeding our short-term annual financial and operating goals and furthering our long-term strategy without subjecting the Company to excessive or unnecessary risks. The Compensation Committee makes comparisons of our executive compensation program to the compensation paid to executives of other companies within the oil and gas industry through the use of compensation survey analysis provided by Equilar as well as our independent review of the proxy statements of our defined peer group companies that are selected annually and have comparable market capitalization, revenues, employees and geographic focus.

For 2011, the peer group for proxy statement data consisted of the following 14 publicly traded oil and natural gas exploration and production companies:

Abraxas Petroleum	Geomet, Inc.
Constellation Energy Partners	GMX Resources, Inc.
Callon Petroleum	Goodrich Petroleum
Crimson Exploration, Inc.	PetroQuest Energy, Inc.
Delta Petroleum Corporation	Ram Energy Resources
Double Eagle Petroleum	REXX
Gastar Exploration, Inc.	Warren Resources, Inc.

This peer group of companies is similar in size and operating metrics and we believe that the use of this group as a reference for evaluating our compensation policies helps align us with our peers and competitors. We also believe this group of companies provides a sufficiently large data set that is generally not subject to wide changes in compensation data.

Summary Compensation Table

Name and Principal Position	Year	Salary	Bonus(1)	Stock Awards(2)	Option Awards(3)	Non-Equity Incentive Plan Compensation(4)	All Other Compensation(5)	Total
Terry W. Carter(6) President and Chief Executive Officer	2011	$305,769	$—	$378,000	$375,050	$—	$3,986	$1,062,805

David J. Klvac	2011	239,769	40,000	174,330	120,120	—	7,485	581,704
EVP, Chief Financial	2010	234,046	46,750	43,050	67,200	38,250	30	429,326
and Accounting Officer

Stephen L. DeGiusti(7)	2011	238,654	30,000	$135,880	94,380	—	11,713	510,627
EVP, General Counsel	2010	221,442	17,300	379,267	67,200	39,950	3,817	728,976
and Secretary

David C. Lawler(8)	2011	234,060	—	—	—	—	14,166	248,226
	2010	400,000	22,000	74,880	280,000	128,000	3,259	908,139

(1)	Includes, for 2010, discretionary bonuses based on 2010 performance paid in 2011 and, for 2011, discretionary bonuses based on 2011 performance paid in 2012.

(2)	The amounts in this column represent the grant date fair value of PostRock equity awards granted for the performance years of 2010 and 2011. For Mr. Carter, the amounts in this column represent the grant date fair value of PostRock equity awards granted in 2011 and 2012 based on 2011 performance. For Mr. Klvac and Mr. DeGiusti, the amounts in this column for 2010 represent the grant date fair value of PostRock equity awards granted in 2010 based on 2010 performance and for 2011 represent the grant date fair value of PostRock equity awards granted in 2011 and 2012 based on 2011 performance. Additionally, for Mr. DeGiusti, the amounts in this column for 2010 represent the grant date fair value of QRCP, QELP and QMLP equity awards granted in 2010. In each case these amounts are calculated in accordance with the Financial Accounting Standards Board Accounting Standards Codification (“ASC”) Topic 718. Under SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. The grant date fair value of equity awards of PostRock, QRCP and QELP is calculated using the closing price of PostRock’s common stock, QRCP’s common stock and QELP’s common units, respectively, on the date of grant. The grant date fair value of equity awards of QMLP is calculated using the fair market value of QMLP’s common units on the date of grant, as determined by the QMGP board of directors. For the PostRock awards to Messrs. Carter, Klvac and DeGiusti in December 2011, the grant date fair value per share was $2.52. For the PostRock awards to Mr. Klvac and Mr. DeGiusti in March 2012 based on 2011 performance, the grant date fair value per share was $3.70. For the PostRock awards to Messrs. Klvac, DeGiusti and Lawler in March 2011 based on 2010 performance, the grant date fair value per share was $6.15. For Mr. DeGiusti’s QRCP, QELP and QMLP equity awards granted in 2010, the grant date fair values per share were $0.65, $3.26, and $4.60, respectively. For additional information, see Notes 2 and 13 to our consolidated financial statements in our annual report on Form 10-K for the year ended December 31, 2011. These amounts do not correspond to the actual value that will be recognized by the executive.

(3)

For Mr. Carter the amount in this column represents the grant date fair value of PostRock stock options granted in 2011 and in 2012 based on 2011 performance. For Mr. Klvac and Mr. DeGiusti, the amounts in this column represent the grant date fair value of PostRock stock options granted in 2011 and 2010. For Mr. Lawler, the amount in this column represents the grant date fair value of PostRock stock options granted in 2010. In each case these amounts are calculated in accordance with ASC Topic 718. Under SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For additional information, see Note 13 to our consolidated financial statements in our annual report on Form 10-K for the year ended December 31, 2011. These amounts do not correspond to the actual value that may be recognized by the executive. The PostRock stock options have a five-year term and vest in equal installments on the first, second and third anniversaries of the grant date.

(4)	Represents the PostRock Management Incentive Plan awards earned for 2011 and 2010.

(5)	Includes matching contribution under the 401(k) savings plan and life insurance premiums. Other perquisites and personal benefits did not exceed $10,000 for the year.

(6)	Mr. Carter became our Interim President and Chief Executive Officer in June 2011 and our President and Chief Executive Officer in December 2011.

(7)	Mr. DeGiusti’s employment with our company began in January 2010.

(8)	Mr. Lawler resigned as our President and Chief Executive Officer effective in July 2011.

Role of Management in Compensation Process

The compensation committee evaluates the performance of Terry W. Carter, our Chief Executive Officer and President. Mr. Carter evaluates the performance of our other executive officers and makes recommendations to the compensation committee regarding all aspects of their compensation. Stephen L. DeGiusti, our General Counsel and Secretary, and David J. Klvac, our Chief Financial and Accounting Officer, act pursuant to delegated authority to fulfill various administrative functions of the compensation committee, such as providing legal, compliance and other updates to the committee and overseeing the documentation of equity awards as approved by the committee. No executive has the authority to establish or modify executive officer compensation.

Management Incentive Program for 2011

Effective March 31, 2011, our board of directors, upon the recommendation of the compensation committee, adopted the Management Incentive Program for 2011 (the “MIP”) under our 2010 Long-Term Incentive Plan. The MIP designates a group of our executive officers and key employees who may be eligible to receive cash or equity awards under our 2010 Long-Term Incentive Plan based in part on the achievement of certain performance goals established by our compensation committee on March 31, 2011, as further described below. All of our current executive officers participate in the MIP.

The MIP is intended to recognize value creation by providing competitive incentives for meeting and exceeding annual financial and operating performance measurement targets. The amount of the bonus that may be payable under the MIP to each participant varies based on the percentage of the performance goals achieved and the employee’s position with us and a discretionary-based amount (if any) determined by the compensation committee that is a percentage of the employee’s base salary. As a result, our most senior executives are eligible to receive bonuses that are potentially a higher percentage of their base salaries than other employees who participate in the MIP.

The performance criteria for 2011 for each executive officer and key employee who participates in the MIP has a subjective component that relates to 50% of the incentive compensation under the MIP and performance thresholds that must be met that relate to the other 50% of the incentive compensation under the MIP, both based on a percentage of base salary. There are target level percentages expressed as a percentage of base salary based on the employee’s level of responsibility. Accordingly, the actual amount of incentive compensation paid can range from 0% (if performance is below the minimum target levels and the individual received 0% of the subjective component of the MIP) to 100% of base salary for our most senior executives (if performance is at or above the maximum target levels and the individual receives 100% of the subjective component of the MIP).

For 2011, subject to the negative adjustment as described below, the potential bonus amounts for the named executive officers were as follows:

	Amount of Incentive Compensation Based on Achievement of Our Performance Goals
	50%	100%
Percentage of Base Salary Based on Objective and Subjective Performance Components
Terry W. Carter(1)
Incentive Compensation	$—	$—
David J. Klvac
Incentive Compensation	$127,500	$255,000
Stephen L. DeGiusti
Incentive Compensation	$120,000	$240,000
David C. Lawler
Incentive Compensation	$202,500	$405,000

(1)	Mr. Carter was not eligible for participation in the 2011 MIP.

In February 2012, the compensation committee determined to what extent PostRock and the MIP participants achieved the 2011 performance goals. While not permitted to increase the amount of any named executive officer’s bonus under the MIP as so determined, in compliance with the requirements of Section 162(m) of the Internal Revenue Code, the compensation committee may reduce the amount of or totally eliminate such bonus, if it is determined, in the compensation committee’s absolute and sole discretion, that such reduction or elimination is appropriate.

For the named executive officers, the compensation committee established the 2011 performance targets and percentages of goals achieved for each of the five corporate goals described below:

	Percentage of Goal Achieved
	25%	50%
Objective Performance Measure and % Weight
Production — Net Bcfe — (30%)	19.49	19.69
Operating Cost per Mcfe — (30%)	$1.99	$1.97
Reserve Replacement Ratio — (10%)	106	111
Development Cost per Mcfe — (10%)	$1.33	$1.31
KPC Gross Margin — (10%)	$7,420,000	$7,780,000
General and administrative costs — (10%)	$16,680,000	$15,680,000

The amount of the calculated bonus was based on the average percentage of the goals achieved. For 2011, no additional incentive awards would have been payable under the MIP if the average percentage of the goals achieved exceeded 150%. As a result of a change in the Company business plan related to natural gas prices and management changes, none of the MIP goals where met and the Compensation Committee focused on the discretionary portion of the MIP in determining the 2011 cash and equity awards.

Tax Considerations

We periodically evaluate our executive compensation programs in light of Section 162(m) of the Internal Revenue Code. This section generally limits the tax deductibility of compensation in excess of $1 million for certain executive officers, unless the compensation meets rules qualifying it as performance-based compensation. Generally, we intend to structure our compensation programs in a manner that maximizes tax deductibility. The compensation committee recognizes, however, that there may be situations in which the best interests of shareholders are served by administering some elements of compensation in a way that may not meet the requirements for performance-based compensation under Section 162(m). For 2011, payments to our executive officers were not subject to the limitation of Section 162(m).

Outstanding Equity Awards at Fiscal Year-End 2011

The following table shows unvested equity awards and unexercised stock options outstanding for the named executive officers as of December 31, 2011. Market value is based on the closing market price of PostRock’s common stock on December 30, 2011 ($2.80 a share).

	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units that Have not Vested		Market Value of Shares or Units that Have not Vested
Terry W. Carter	—	150,000	(2)	$2.52	12/21/16	150,00	(1)	$420,000
David J. Klvac	—	84,000	(2)	$2.52	12/21/16	73,998	(1)	$207,194
	10,000	20,000	(2)	$3.61	12/20/15	—		—
Stephen L. DeGiusti	—	66,000	(2)	$2.52	12/21/16	61,998	(1)	$173,594
	10,000	20,000	(2)	$3.61	12/20/15	—		—
David C. Lawler	—	—		—	—	—		—

(1)	Mr. Klvac and Mr. DeGiusti have 14,998 awards that vest in equal installments on September 23, 2012 and 2013. Additionally, Messrs. Klvac and DeGiusti have awards that vest in equal installments on March 1, 2012, 2013 and 2014. The remaining unvested awards for Messrs. Carter, Klvac and DeGiusti vest in equal installments on December 22, 2012, 2013 and 2014.

(2)	The PostRock stock options granted in 2010 and 2011 have a five-year term and vest in equal installments on the first, second and third anniversaries of the grant date.

Change in Control Severance Plans

In February 2012, our board of directors adopted the Change in Control Severance Plan for Chief Executive Officer (the “CEO plan”) and the Change in Control Severance Plan for Executive Officers Other than CEO and President (the “officer plan”). These severance plans are designed to provide severance benefits to our executives, including our named executive officers, in the event that an executive who is a participant in one of the severance plans has a qualifying termination (as described below) within one year after a change in control of our company, provided that certain additional conditions are satisfied.

The severance plans provide that, if within one year after a change in control, the employment of (i) our President and Chief Executive Officer, in the case of the CEO plan, and (ii) our Chief Financial Officer, General Counsel and certain other officers, in the case of the officer plan, and who is terminated by us without “cause” or due to certain material changes in the CEO’s or officer’s compensation, position or location of employment, as further described in the severance plans, then the CEO or officer is entitled under the applicable plan to (1) full vesting of all unvested equity awards, (2) a lump-sum payment equal to 150% of the CEO’s, or 100% of the officer’s, base salary plus any cash bonus compensation for the most recently completed four fiscal quarters, (3) a lump-sum payment equal to the value of any accrued but unused paid time off and (4) medical, dental and vision plan continuation for the period of continuation coverage provided under the Consolidated Omnibus Budget Reconciliation Act of 1985 by payment by the CEO or officer at the then-current active employee rate for such coverage.

For purposes of the severance plans, a “change in control” is defined as an event that (i) qualifies as a change in control under Section 409A of the Internal Revenue Code and (ii) is a change in the ownership of either our company or of a substantial portion of our assets. Generally, a change in the ownership of PostRock means the acquisition by any one person or a group of the outstanding shares of common stock that, together with the shares held by such person or group, constitutes more than 50% of the total voting power of our common stock (provided such person or group does not already own more than 50% of the total voting power of our common stock); and a change in the ownership of a substantial portion of our assets occurs when any one person or a group acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from us that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all of our assets immediately prior to such acquisition or acquisitions. However, (a) an acquisition of shares of our common stock or other securities by White Deer Energy L.P. or any of its affiliates, whether before or after the effective date of the severance plans, or (b) the sale by us of all or part of the membership interest in our subsidiary PostRock KPC Pipeline, LLC and/or all or part of the assets held by that subsidiary, will not constitute a change in control for purposes of the severance plans.

In order to receive any of the benefits described above, the executive must enter into a release agreement with us in the form attached to the applicable severance plan.

DIRECTOR COMPENSATION

Standard PostRock Non-employee Director Compensation

The annual cash retainer for non-employee directors is $30,000. The chairman of the board receives an additional $15,000 per year, the chairman of the audit committee receives an additional $10,000 per year, the chairman of the compensation committee receives an additional $7,500 per year and the chairman of the nominating and corporate governance committee receives an additional $5,000 per year. We pay a fee of $1,500 for each board meeting attended in person and $250 for each telephonic board meeting attended. In addition, we pay a fee of $1,000 for attendance at each committee meeting not held in conjunction with an in-person board meeting, whether the committee meeting is in person or telephonic. Directors who are employees receive no additional compensation for serving on the board of directors or its committees. For 2012, we expect to make an annual equity award under our 2010 Long-Term Incentive Plan to our non-employee directors.

2011 Director Compensation

The following table discloses the cash, equity awards and other compensation earned, paid or awarded, as the case may be, to each of our current non-employee directors who served as a director of PostRock during 2011.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (2)	Option Awards ($) (1)(2)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)
Nathan M. Avery	$48,750	—	$90,600	—	—	—	$139,350
James E. Saxton, Jr	$45,500	—	$120,800	—	—	—	$166,300
William H. Damon III	$57,135	—	$90,600	—	—	—	$147,735
Thomas J. Edelman	$47,750	—	$90,600	—	—	—	$138,350
Duke R. Ligon	$64,250	—	$90,600	—	—	—	$154,850
J. Philip McCormick	$61,250	—	$90,600	—	—	—	$151,850
Daniel L. Spears	$52,250	—	$90,600	—	—	—	$142,850
Mark A. Stansberry	$48,500	—	$90,600	—	—	—	$139,100
Gabriel A. Hammond(3)	$15,000	—	—	—	—	—	$15,000
Gary M. Pittman(3)	$19,250	—	—	—	—	—	$19,250
Jon H. Rateau(3)	$17,260	—	—	—	—	—	$17,260

(1)	The amounts in this column represent the grant date fair value of PostRock stock options granted in 2011 in accordance with ASC Topic 718. Under SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. The six-year stock options granted to non-employee directors in January 2011 had a grant date fair value per share of $3.02 and vested immediately. Additionally, the five-year stock options granted to non-employee directors in May 2011 had a grant date fair value per share of $4.53 and vested immediately. For additional information, see Note 13 to our consolidated financial statements in our annual report on Form 10-K for the year ended December 31, 2011. These amounts do not correspond to the actual value that may be recognized by the director.

(2)	The aggregate number of restricted stock awards and the aggregate number of option awards outstanding at December 31, 2011 were as follows:

Name	Restricted Stock Awards	Stock Options
Nathan M. Avery	—	30,000
James E. Saxton, Jr	—	30,000
William H. Damon III	—	30,000
Thomas J. Edelman	—	30,000
Duke R. Ligon	—	30,000
J. Philip McCormick	—	30,000
Daniel L. Spears	—	30,000
Mark A. Stansberry	—	30,000
Gabriel A. Hammond	—	—
Gary M. Pittman	—	—
Jon H. Rateau	—	—

(3)	Messrs. Hammond, Pittman and Rateau did not stand for election at the 2011 annual meeting.

Compensation Committee Interlocks and Insider Participation

None of the persons who served on our compensation committee during 2011 (i) was an officer or employee of PostRock during 2011 or (ii) other than with respect to Mr. Edelman and White Deer as described under “Certain Relationships and Related Transactions, and Director Independence — White Deer Investment,” had any relationship requiring disclosure under Item 404 of Regulation S-K. In addition, none of the persons who served on our compensation committee during 2011 was formerly one of our officers.

None of our executive officers during 2011 served as a (i) member of the compensation committee of another entity, one of whose executive officers served on our compensation committee; (ii) director of another entity, one of whose executive officers served on our compensation committee; or (iii) member of the compensation committee of another entity, one of whose executive officers served as one of our directors.

AUDIT COMMITTEE REPORT

The Audit Committee currently consists of Messrs. McCormick (Chair), Avery, Spears and Stansberry. The Audit Committee’s primary purpose is to oversee our accounting and financial reporting processes and the audits of our financial statements. The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the work of any registered public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for us. The board of directors has determined that the members of the Audit Committee are independent under applicable provisions of the Securities Exchange Act of 1934 and NASDAQ listing standards.

Our management is responsible for preparing our financial statements, and the independent auditors are responsible for auditing those financial statements and issuing a report thereon. Accordingly, the Audit Committee’s responsibility is one of oversight. In this context, the Audit Committee discussed with UHY LLP, our independent registered public accounting firm, the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T, Communication with Audit Committees. These communications and discussions are intended to assist the Audit Committee in overseeing the financial reporting and disclosure process. The Audit Committee also discussed with UHY its independence from us and received from UHY the written disclosures and the letter from UHY required by applicable requirements of the Public Company Accounting Oversight Board regarding UHY’s communications with the Audit Committee concerning independence. This discussion and disclosure informed the Audit Committee of the independence of UHY and assisted the Audit Committee in evaluating such independence. The Audit Committee also considered whether the provision of services by UHY not related to the audit of our financial statements and to the review of our interim financial statements is compatible with maintaining the independence of UHY. Finally, the Audit Committee reviewed and discussed our audited financial statements with our management, our internal auditors and UHY. Our management informed the Audit Committee that our audited financial statements had been prepared in accordance with accounting principles generally accepted in the United States.

Based on the review and discussions referred to above, and such other matters deemed relevant and appropriate by the Audit Committee, the Audit Committee recommended to the board of directors, and the board has approved, that these audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2011.

Respectfully submitted,

J. Philip McCormick, Chairman
Nathan Avery
Daniel Spears
Mark Stansberry

APPROVAL OF AMENDMENT OF 2010 LONG-TERM INCENTIVE PLAN

(Item 2 on Proxy Card)

Description of the Proposal

Our board of directors has approved an amendment of our 2010 Long-Term Incentive Plan to increase the number of shares of common stock reserved for issuance under the plan by 3,000,000 shares and to increase the individual annual grant limits with respect to equity awards from 150,000 shares to 300,000 shares, as more fully described below. The board is requesting stockholders to approve the amendment.

Our 2010 Long-Term Incentive Plan was approved in 2010 to allow our eligible employees and non-employee directors to acquire or increase equity ownership of our company or to be compensated under the plan based on growth in our equity value and to strengthen their commitment to our success, to stimulate their efforts on our behalf and to assist us in attracting new employees and non-employee directors and retaining existing employees and non-employee directors. The plan is also intended to optimize our profitability and growth through incentives that are consistent with our goals, to provide incentives for excellence in individual performance, and to promote teamwork.

The following description of the material features of the plan is only a summary.

Eligibility

All employees of PostRock and its majority-owned subsidiaries and PostRock’s non-employee directors are eligible to receive awards under the plan, other than incentive stock options which may only be granted to employees of PostRock and its majority-owned corporate subsidiaries as determined under Section 424(f) of the Internal Revenue Code. No awards may be granted under the plan after March 5, 2020.

Administration

The plan is administered by the compensation committee of our board of directors. The committee selects the eligible employees and non-employee directors to whom awards are granted and sets the terms of such awards, including any performance goals applicable to annual and long-term incentive awards. The committee may delegate its authority involving routine administration under the plan to our officers or employees subject to guidelines prescribed by the committee. The committee may not, however, delegate its authority with respect to the grant of awards to our officers who are subject to Section 16 of the Exchange Act or who are reasonably likely to be subject to Section 162(m) of the Internal Revenue Code.

The committee may recoup from an employee or non-employee director who engages in conduct which is fraudulent, negligent or not in good faith and which (1) disrupts, damages, impairs or interferes with the business, reputation or employees of PostRock or its subsidiaries, or (2) causes a subsequent adjustment or restatement of our reported financial statements, all or a portion of the amounts granted or paid under the plan within five years of the conduct.

Shares Reserved for Awards; Limits on Awards

The plan currently provides for up to 2,850,000 shares of our common stock to be used for awards. As of March 14, 2012, 1,004,922 shares remained available for awards under the plan. Assuming the amendment of the plan is approved, the total shares available for future grant as of March 14, 2012 would be 4,004,922, subject to the adjustment provisions described below. The number of shares of common stock that are subject to awards under the plan that (1) are forfeited, terminated or expire unexercised, (2) are settled in cash in lieu of shares of common stock or (3) are not actually issued due to net settlement of an award or our tax withholding obligations with respect to an award, in each case, will again become available for awards.

The number of shares of common stock authorized for awards, the exercise price of awards and the limitations described in the following paragraph are subject to adjustment to reflect a stock split, stock dividend, recapitalization, merger, consolidation, reorganization, combination or exchange of shares or similar events as necessary to maintain the proportionate interest of the holders of outstanding awards and to preserve the value of outstanding awards, except that no adjustment or substitution of awards will be made that results in noncompliance with the requirements of Section 409A of the Internal Revenue Code.

No grantee may be granted, during any one calendar year, stock options or stock appreciation rights or SARs that are exercisable for more than 150,000 shares of our common stock, which would be increased to 300,000 shares if the amendment is approved. No grantee may be granted, during any one calendar year, equity awards other than options or SARs covering or relating to more than 150,000 shares of common stock, which also would be increased to 300,000 shares if the amendment is approved. No grantee may be granted awards (other than awards described in the preceding two sentences) for any one calendar year having a value determined on the date of the grant of the award in excess of $1,500,000. Subject to the foregoing limitations, the maximum number of shares that may be issued under the plan with respect to incentive stock options is 2,850,000, which would be increased to 5,850,000 shares if the amendment is approved.

General Terms of Awards

The committee will select the grantees and set the term of each award, which may not be more than ten years from the date of grant for options and SARs. The committee has the power to determine the terms of the awards granted, including the number of shares subject to each award, any performance goals, the form of consideration payable upon exercise, the period in which the award may be exercised after termination of employment, treatment of dividends or dividend equivalents, and all other matters. The exercise price of an option and the grant price of an SAR must be at least the fair market value (as defined in the plan) of a share of common stock as of the grant date, unless the award is replacing an award granted by an entity that is acquired by PostRock or one of its subsidiaries. The committee will also set the vesting conditions of the award.

Awards granted under the plan generally are not transferable by the grantee other than by the laws of descent and distribution and, to the extent applicable, are exercisable during the lifetime of the grantee only by the grantee or the grantee’s guardian or legal representative. An award agreement (other than with respect to an incentive stock option) may, however, provide for the transfer of an award in limited circumstances to certain members of the grantee’s family or a trust or trusts established for the benefit of such a family member.

Other terms and conditions of each award will be determined by the committee and will be set forth in the award agreement evidencing the award. Changes to the terms of an award after it is granted generally are subject to the consent of the grantee if the change would materially adversely affect the grantee’s rights under the award.

Stock Options

The plan will permit the grant of incentive stock options, which qualify for special tax treatment, to eligible employees, and non-qualified stock options to eligible employees and non-employee directors. The exercise price for any stock option will not be less than the fair market value of a share of common stock on the date of grant. No stock option may be exercised more than ten years after the date of grant. Generally, the plan prohibits the reduction of the exercise price of outstanding options unless the reduction is approved by our stockholders.

Restricted Shares and Restricted Share Units

Restricted shares of common stock and restricted share units may also be awarded under the plan. The restricted share awards will vest and become transferable upon the satisfaction of conditions set forth in the applicable award agreement. Restricted share unit awards may be settled in cash, common stock, or a combination of cash and common stock, as determined by the committee. Restricted share and restricted share unit awards may be forfeited if, for example, the recipient’s employment terminates before the award vests or performance goals are not met. A grantee of restricted shares (but not restricted share units) shall have all the rights of a stockholder as of the grant date of the award.

Bonus Shares and Deferred Shares

The committee may grant shares of common stock to grantees from time to time as a bonus. Such shares may be paid on a current basis or may be deferred and paid in the future. The committee may impose such conditions or restrictions on any such bonus shares and deferred shares as it may deem advisable, including time-vesting restrictions and deferred payment features.

Stock Appreciation Rights

SARs may be granted either singly (freestanding SARs) or in combination with underlying stock options (tandem SARs). SARs entitle the holder upon exercise to receive a number of shares of common stock equal in value to the excess of the fair market value of the shares covered by such SAR over the grant price. The grant price for SARs will not be less than the fair market value of the common stock on the SAR’s date of grant. The payment upon an SAR exercise may be settled in whole shares of equivalent value, cash or a combination thereof. Fractional shares will be paid in cash. Generally, the plan prohibits the reduction of the exercise price of outstanding SARs unless the reduction is approved by our stockholders.

Performance Awards

Without limiting the type or number of awards that may be made under the other provisions of the plan, an award may be in the form of a performance award. The committee will determine the terms, conditions and limitations applicable to a performance award. The committee will set performance goals in its discretion which, depending on the extent to which they are met, will determine the value and amount of performance awards that will be paid out to the grantee and the portion that may be exercised.

Qualified performance awards are performance awards that are intended to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code. Section 162(m) generally disallows deductions for compensation in excess of $1 million for certain executive officers unless it meets the requirements for being performance-based (as defined by Section 162(m)). Special rules apply in the case of stock options and SARs. The plan contains provisions consistent with these requirements for qualified performance awards. Qualified performance awards (other than stock options and SARs) will be paid, vested or otherwise deliverable solely on account of the attainment of one or more pre-established objective performance goals established by the committee prior to the earlier of (a) 90 days after the commencement of the period of service to which the performance goals relate or (b) the lapse of 25% of the period of service and while the outcome is substantially uncertain.

A performance goal is objective if a third party having knowledge of the relevant facts could determine whether the goal is met. A performance goal may be based on one or more business criteria that apply to the grantee, one or more business units, divisions or sectors of PostRock, or PostRock as a whole, and, if determined by the committee, by comparison with a peer group of companies. A “performance goal” may include one or more of the following:

•

revenue and income measures (which include revenue, revenue growth, gross margin, income from operations, net income, pro forma net income, net sales, sales growth, earnings before income, taxes, depreciation and amortization (“EBITDA”), EBITDA per share, and earnings per share);

•

expense measures (which include costs of goods sold, operating expenses, cost reduction, controls or savings, lease operating expense, selling, general and administrative expenses, and overhead costs);

•	financial measures (which include working capital, change in working capital, financing of operations, net borrowing, credit quality or debt rating, and debt reduction);

•	profit measures (which include net profit before tax, gross profit, and operating income or profit);

•

operating measures (which include production volumes, margin, oil and gas production, drilling results, reservoir production replacement, reserve additions and other reserve measures, production costs, finding costs, development costs, productivity and operating efficiency);

•	cash flow measures (which include net cash flow from operating activities and working capital, cash flow per share and free cash flow);

•	leverage measures (which include debt-to-equity ratio and net debt);

•

market measures (which include fair market value per share, stock price, book value per share, stock price appreciation, relative stock price performance, total stockholder return, market capitalization measures and market share);

•

return measures (which include return on equity, return on designated assets, return on net assets, return on invested capital, return on capital, profit returns/margins, economic value added, and return on revenue);

•	corporate value measures (which include compliance, safety, environmental, personnel matters, customer satisfaction or growth, employee satisfaction and strategic initiatives); and

•	other measures such as those relating to acquisitions or dispositions.

Performance goals are not required to be based upon an increase or positive result under a particular business criterion and could include maintaining the status quo or limited economic losses (measured, in each case, by reference to specific business criteria). Prior to the payment of any compensation based on the achievement of performance goals, the committee is required to certify in writing that the applicable performance goals were satisfied.

Nonqualified performance awards are performance awards that are not intended to qualify as performance-based compensation under Section 162(m). Nonqualified performance awards will be based on achievement of such performance goals and be subject to such terms, conditions and restrictions as the committee determines.

If a grantee of a performance award is promoted, demoted or transferred to a different business unit of our company during a performance period, then the committee may adjust, change or eliminate the performance goals or the applicable performance period as it deems appropriate to make them appropriate and comparable to the initial performance goals or performance period, subject to the requirements of Section 162(m) if the award is a qualified performance award.

Cash Awards

The committee may grant awards in the form of cash. The terms, conditions and limitations applicable to any cash awards granted pursuant to the plan will be determined by the committee.

Certain U.S. Federal Income Tax Consequences

Based on current provisions of the Internal Revenue Code and the existing regulations thereunder, the anticipated material U.S. federal income tax consequences of awards granted under the plan are as described below. The following discussion is not intended to be a complete discussion of applicable law and is based on the U.S. federal income tax laws as in effect on the date hereof.

Non-Qualified Stock Options

The grantee of a non-qualified option does not recognize taxable income on the date of grant of the non-qualified option, provided that the non-qualified option does not have a readily ascertainable fair market value at the time it is granted. In general, the grantee must recognize ordinary income at the time of exercise of the non-qualified option in the amount of the difference between the fair market value of the shares of common stock on the date of exercise and the option exercise price. In the case of an employee, ordinary income recognized will constitute compensation for which tax withholding generally will be required. The amount of ordinary income recognized by a grantee will be deductible by us in the year that the grantee recognizes the income if we comply with the applicable withholding requirements.

Shares of common stock acquired upon the exercise of a non-qualified option will have a tax basis equal to their fair market value on the exercise date or other relevant date on which ordinary income is recognized, and the holding period for the common stock generally will begin on the date of exercise or such other relevant date. Upon subsequent disposition of the common stock, the grantee will recognize long-term capital gain or loss if the grantee has held the common stock for more than one year prior to disposition, or short-term capital gain or loss if the grantee has held the common stock for one year or less.

If a grantee pays the exercise price, in whole or in part, with previously acquired common stock, the grantee will recognize ordinary income in the amount by which the fair market value of the shares of common stock received exceeds the exercise price. The grantee will not recognize gain or loss upon delivering the previously acquired common stock to us. Common stock received by a grantee, equal in number to the previously acquired shares of common stock exchanged therefore, will have the same basis and holding period for capital gain purposes as the previously acquired common stock. Common stock received by a grantee in excess of the number of such previously acquired shares of common stock will have a basis equal to the fair market value of the additional shares of common stock as of the date ordinary income is recognized. The holding period for the additional common stock will commence as of the date of exercise or such other relevant date.

Incentive Stock Options

An employee who is granted an incentive stock option, or ISO, as defined in Section 422 of the Internal Revenue Code, does not recognize taxable income either on the date of grant or on the date of exercise of the ISO. However, upon the exercise of an ISO, the difference between the fair market value of the common stock received and the option price is, however, a tax preference item potentially subject to the alternative minimum tax.

Upon disposition of shares of common stock acquired from the exercise of an ISO, long-term capital gain or loss is generally recognized in an amount equal to the difference between the amount realized on the sale or disposition and the exercise price. However, if the employee disposes of the common stock within two years of the date of grant of the ISO or within one year of the date of exercise of the ISO (a “Disqualifying Disposition”), then the employee will recognize ordinary income, as opposed to capital gain, at the time of disposition. In general, the amount of ordinary income recognized will be equal to the lesser of (a) the amount of gain realized on the disposition, or (b) the difference between the fair market value of the common stock received on the date of exercise and the exercise price. Any remaining gain or loss is treated as a short-term or long-term capital gain or loss, depending on the period of time the common stock has been held. We are not entitled to a tax deduction upon either the exercise of an ISO or the disposition of common stock acquired pursuant to the exercise of an ISO, except to the extent that the employee recognizes ordinary income in a Disqualifying Disposition. For alternative minimum taxable income purposes, on the later sale or other disposition of the common stock, generally only the difference between the fair market value of the common stock on the exercise date and the amount realized on the sale or disposition is includable in alternative minimum taxable income.

If an employee pays the exercise price, in whole or in part, with previously acquired common stock, the exchange should not affect the ISO tax treatment of the exercise. Upon the exchange, and except as otherwise described in this summary, no gain or loss is recognized by the employee upon delivering previously acquired shares of common stock to us as payment of the exercise price. The shares of common stock received by the employee, equal in number to the previously acquired shares of common stock exchanged therefore, will have the same basis and holding period for capital gain purposes as the previously acquired shares of common stock. The employee, however, will not be able to utilize the prior holding period for the purpose of satisfying the ISO statutory holding period requirements. Common stock received by the employee in excess of the number of previously acquired shares of common stock will have a basis of zero and a holding period which commences as of the date the shares of common stock are transferred to the employee upon exercise of the ISO. If the exercise of any ISO is effected using common stock previously acquired through the exercise of an ISO, the exchange of the previously acquired common stock will be considered a disposition of the common stock for the purpose of determining whether a Disqualifying Disposition has occurred.

Stock Appreciation Rights

To the extent that the requirements of the Internal Revenue Code are met, the grantee of an SAR does not recognize taxable income on the date of grant of the SAR. When a grantee exercises the SAR, payments made in shares of common stock or cash are normally includable in the grantee’s gross income as ordinary income for income tax purposes. We will be entitled to deduct the same amount in the same year that the income is recognized by the grantee. In the case of a payment in shares, the includable amount and corresponding deduction each equal the fair market value of the common stock payable on the date of exercise. In the case of an employee, the amount of ordinary income recognized will constitute compensation for which tax withholding generally will be required.

Restricted Shares

The recognition of income from an award of restricted stock for federal income tax purposes depends on the restrictions imposed on the shares. Generally, taxation will be deferred until the first taxable year the common stock is no longer subject to substantial risk of forfeiture or is freely transferable. At the time the restrictions lapse, the grantee will recognize ordinary income equal to the then fair market value of the shares. The grantee may, however, make a timely election under Section 83(b) of the Internal Revenue Code to include the value of the shares in gross income in the year such restricted shares are granted despite such restrictions. In the case of an employee, the amount of ordinary income recognized will constitute compensation for which tax withholding generally will be required. Generally, we will be entitled to deduct the fair market value of the shares of common stock transferred to the grantee as a business expense in the year the grantee recognizes the income.

Restricted Share Units

A grantee will not have taxable income upon the grant of a restricted share unit award but rather will generally recognize ordinary income at the time the grantee receives common stock or cash in satisfaction of such restricted share unit award in an amount equal to the fair market value of the common stock or cash received. In the case of an employee, the amount of ordinary income recognized will constitute compensation for which tax withholding generally will be required. Generally, we will be entitled to a deduction equal to the amount of income recognized by the grantee.

Deferred Shares

Generally, the grantee will not recognize ordinary income until shares of common stock become payable under the deferred share award, even if the award vests in an earlier year. In the case of an employee, the amount of ordinary income recognized will constitute compensation for which tax withholding generally will be required. We will generally be entitled to deduct the amount the grantee includes in income in the year of payment.

Other Awards

Any cash payments or the fair market value of any common stock or other property the grantee receives in connection with other stock-based awards, incentive awards, or as unrestricted payments equivalent to dividends on unfunded awards or on restricted stock are includable in income in the year received or made available to the grantee without substantial limitations or restrictions. In the case of an employee, the amount of ordinary income recognized will constitute compensation for which tax withholding generally will be required. Generally, we will be entitled to deduct the amount the grantee includes in income in the year of payment.

Certain Code Limitations on Deductibility

In order for us to deduct the amounts described above, such amounts must constitute reasonable compensation for services rendered or to be rendered and must be ordinary and necessary business expenses. Our ability to obtain a deduction for future payments under the plan could also be limited by Section 280G of the Internal Revenue Code, which provides that certain excess parachute payments made in connection with a change in control of an employer are not deductible. Our ability to obtain a deduction for amounts paid under the plan could also be affected by Section 162(m) of the Internal Revenue Code, which limits the deductibility, for U.S. federal income tax purposes, of compensation paid to our executives who are “covered employees” as defined under Section 162(m) to $1 million during any taxable year in the case of non-performance-based compensation. It is intended that the approval of the plan by stockholders in 2010 satisfies certain of the requirements for the performance-based exception, and we will be able to comply with the requirements of the Code and Treasury Regulation Section 1.162-27 with respect to the grant and payment of certain performance-based awards (including certain options and SARs) under the plan so as to be eligible for the performance-based exception. However, it may not be possible in all cases to satisfy all of the requirements for the exception and we may, in its sole discretion, determine that in one or more cases it is in our best interests to not satisfy the requirements for the performance-based exception.

Section 409A

Section 409A of the Internal Revenue Code generally provides that any deferred compensation arrangement which does not meet specific requirements regarding timing and form of payment of deferred compensation may result in immediate taxation of any deferred amounts, along with a 20% additive income tax and interest. Section 409A may be applicable to certain awards under the plan. To the extent applicable, we intend that the plan and awards subject to Section 409A satisfy the requirements of Section 409A.

Other Tax Consequences

State tax consequences may in some cases differ from those described above. Awards under the plan will, in some instances, be made to employees who are subject to tax in jurisdictions other than the United States and may result in tax consequences differing from those described above.

Other Information

The plan became effective on March 5, 2010 upon consummation of the recombination and will remain in effect, subject to the right of our board of directors to amend or terminate the plan (subject to certain limitations set forth in the plan) at any time, until the earlier of the 10th anniversary of its effective date or at such time as all shares subject to it shall have been purchased or acquired according to the plan’s provisions. Any awards granted before the plan is terminated may extend beyond the expiration date.

Our board of directors may at any time alter, amend, suspend or terminate the plan in whole or in part without the approval of our stockholders, except to the extent our board of directors determines it is desirable (i) to obtain approval of our stockholders, (ii) to retain eligibility for exemption from the limitations of

Section 162(m) of the Internal Revenue Code, (iii) to comply with the requirements for listing on any exchange where our shares are listed or (iv) for any other purpose our board of directors deems appropriate. No termination, amendment or modification of the plan may materially adversely affect any award previously granted under the plan without the written consent of the grantee of such award.

Plan Benefits

Any future awards granted to directors, executive officers and non-executive officer employees under the plan are subject to the discretion of the compensation committee and, therefore, are not determinable at this time.

The following table presents the number of shares of our common stock subject to stock options, the number of restricted stock awards and the aggregate grant date fair value of such awards granted under the plan during 2011 to our chief executive officer, the other named executive officers, the current executive officers as a group, all non-executive officers and employees as a group and all non-employee directors as a group.

Name and Position	Stock Options	Restricted Stock Awards	Aggregate Grant Date Fair Value(1)
Terry W. Carter	150,000	150,000	$592,500
President and Chief Executive Officer and Director
David J. Klvac	84,000	59,000	$294,210
Chief Financial Officer
Stephen L. DeGiusti	66,000	47,000	$234,600
General Counsel and Secretary
David C. Lawler(2)	—	12,000	$73,800
All current executive officers as a group	300,000	288,500	$1,321,185
All non-executive officers and employees as a group	329,400	199,000	$1,055,846
All non-employee directors as a group	170,000	—	$755,000

(1)	These amounts represent the grant date fair value of stock options and restricted stock awards as calculated under ASC Topic 718. For the relevant assumptions used to determine the valuation of our awards, see Notes 2 and 13 to our consolidated financial statements in our annual report on Form 10-K for the year ended December 31, 2011. These amounts do not correspond to the actual value that will be recognized by the officer or director.

(2)	Mr. Lawler resigned as our President and Chief Executive Officer effective in July 2011.

Vote Required and Board Recommendation

If a quorum is present at the annual meeting, the approval of the amendment of the plan requires the affirmative vote of at least a majority of the votes cast on the matter. Your board of directors recommends a vote “FOR” approval of the amendment of the plan.

APPROVAL OF AMENDMENT OF RESTATED CERTIFICATE OF INCORPORATION TO INCREASE AUTHORIZED SHARES OF COMMON STOCK

(Item 3 on Proxy Card)

The board of directors has approved and declared advisable, and is recommending to the stockholders for approval at the annual meeting, an amendment to Article Fourth of our restated certificate of incorporation, which sets forth the terms of our authorized capital stock. Article Fourth currently authorizes 40,000,000 shares of common stock and 5,000,000 shares of preferred stock, par value $.01 per share. The proposed amendment would increase the authorized common stock to 100,000,000 shares. The authorized shares of preferred stock would remain 5,000,000 shares. If approved by the stockholders, this amendment would become effective upon filing of an appropriate certificate of amendment with the Secretary of State of the State of Delaware. The proposed amendment to Article Fourth of the restated certificate of incorporation would replace the first sentence of the Article with the following:

The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 105,000,000 shares, which shall be divided into (a) 100,000,000 shares of common stock, par value $.01 per share (the “Common Stock”), and (b) 5,000,000 shares of preferred stock, par value $.01 per share (the “Preferred Stock”).

The additional shares of common stock authorized by the proposed amendment, if and when issued, would have the same rights and privileges as the shares of common stock currently authorized. The common stock has no preemptive rights to purchase common stock or other securities. In addition, under Delaware law, our stockholders are not entitled to dissenters’ or appraisal rights in connection with the proposed increase in the number of shares of common stock authorized for issuance.

As of March 14, 2012, 12,269,370 shares of common stock were issued and outstanding, 22,240,067 were reserved for issuance upon exercise of outstanding warrants to purchase common stock, 2,145,608 were reserved for issuance under our 2010 Long-Term Incentive Plan, including with respect to outstanding awards, and 312,051 were reserved for issuance with respect to outstanding awards assumed in the recombination. As a result, only approximately 3,032,904 shares are available for issuance for future purposes. In light of this, the board of directors deems it advisable to increase our authorized common stock. The additional common stock to be authorized would be available for future financing and acquisition transactions, employee benefit plans and other corporate purposes. Having such shares available for issuance in the future would give us greater flexibility and allow shares of common stock to be issued without the expense and delay of a stockholders’ meeting. The additional shares of common stock would be available for issuance without further action by the stockholders unless such action is required by applicable law or the rules of any stock exchange on which the common stock may be listed. The NASDAQ Stock Market, on which the common stock is listed, currently requires stockholder approval as a prerequisite to listing shares in certain instances, including in connection with acquisition transactions where the present or potential issuance of shares could result in an increase in the number of shares of common stock outstanding of at least 20%.

We have no present arrangements, commitments, understandings or pending negotiations for the issuance of additional shares of newly authorized common stock.

We have not proposed the increase in the authorized number of shares of common stock with the intention of using the additional shares for anti-takeover purposes, although we could theoretically use the additional shares to make more difficult or to discourage an attempt to acquire control of our company. We are not aware of any pending or threatened efforts to acquire control of our company.

Vote Required and Board Recommendation

Approval of the proposal to increase the number of authorized shares of common stock by amending our restated certificate of incorporation requires the affirmative vote of the holders of a majority in voting power of the common stock and Series B preferred stock entitled to vote on the amendment. Your board of directors recommends a vote “FOR” approval of the amendment of the restated certificate of incorporation.

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

(Item 4 on Proxy Card)

UHY LLP has been appointed by the Audit Committee as the independent registered public accountant firm for us and our subsidiaries for the year ending December 31, 2012. This appointment is being presented to the stockholders for ratification. Representatives of UHY LLP are expected to be present at the annual meeting and will be provided an opportunity to make statements if they desire to do so and to respond to appropriate questions from stockholders.

Vote Required and Board Recommendation

If a quorum is present at the annual meeting, the ratification of the appointment of UHY LLP requires the affirmative vote of at least a majority of the votes cast on the matter. Your board of directors recommends a vote “FOR” such ratification.

If the stockholders fail to ratify the appointment of UHY as our independent registered public accounting firm, it is not anticipated that UHY will be replaced in 2012. Such lack of approval will, however, be considered by the Audit Committee in selecting our independent registered public accounting firm for 2013.

Fees Paid to Independent Registered Public Accounting Firm

The following table presents fees for professional audit services rendered by UHY LLP for the audit of our annual financial statements for the years ended December 31, 2011 and 2010, respectively, and fees billed for other services rendered by UHY LLP during those periods.

	2011	2010
	(In millions)
Audit Fees(1)	$0.6	$1.2
Audit-Related Fees(2)	—	—
Tax Fees(3)	—	—
All Other Fees	—	—

Total	$0.6	$1.2

(1)	Audit Fees include fees billed for services performed to comply with Generally Accepted Auditing Standards (GAAS), including the recurring audit of our consolidated financial statements for such period included in the Annual Report on Form 10-K and for the reviews of the consolidated quarterly financial statements included in the Quarterly Reports on Form 10-Q filed with the SEC. This category also includes fees for audits provided in connection with statutory filings or procedures related to the audit of income tax provisions and related reserves, consents, assistance with and review of documents filed with the SEC and comfort letters.

(2)	Audit-Related Fees include fees for services associated with assurance and reasonably related to the performance of the audit or review of our financial statements. This category includes fees related to assistance in financial due diligence related to mergers and acquisitions, consultations regarding GAAP, reviews and evaluations of the impact of new regulatory pronouncements, general assistance with implementation of Sarbanes-Oxley Act of 2002 requirements and audit services not required by statute or regulation. This category also includes audits of pension and other employee benefit plans, as well as the review of information systems and general internal controls unrelated to the audit of the financial statements. During 2010 and 2011, UHY LLP did not bill us any amount for audit-related fees.

(3)	Tax fees consist of fees related to the preparation and review of our federal and state income tax returns and tax consulting services. During 2010 and 2011, UHY LLP did not bill us any amount for tax fees.

All services to be performed by the independent public accountants must be pre-approved by the Audit Committee, which has chosen not to adopt any pre-approval policies for enumerated services and situations, but instead has retained the sole authority for such approvals.

ADDITIONAL INFORMATION

Stockholder Proposals for the 2013 Annual Meeting

To be included in the proxy materials for the 2013 annual meeting, stockholder proposals that are submitted for presentation at that annual meeting and are otherwise eligible for inclusion in the proxy statement must be received by us no later than December 1, 2012. Proxies granted in connection with that annual meeting may confer discretionary authority to vote on any stockholder proposal if notice of the proposal is not received by us in accordance with the advance notice requirements of our bylaws discussed below. It is suggested that proponents submit their proposals by certified mail, return receipt requested. No stockholder proposals have been received for inclusion in this proxy statement.

Our bylaws provide the manner in which stockholders may give notice of business and director nominations to be brought before an annual meeting. In order for an item to be properly brought before the meeting by a stockholder, the stockholder must be a holder of record at the time of the giving of notice and on the record date for the determination of stockholders entitled to vote at the annual meeting and must be entitled to vote at the annual meeting. The item to be brought before the meeting must be a proper subject for stockholder action, and the stockholder must have given timely advance written notice of the item. For notice to be timely, it must be delivered to, or mailed and received at, our principal office at least 90 days but not more than 120 days prior to the first anniversary of the prior year’s annual meeting date. Accordingly, for the 2013 annual meeting, notice will have to be delivered or received by us no earlier than January 9, 2013 or later than February 8, 2013. If, however, the scheduled annual meeting date differs from such anniversary date by more than 30 days, then notice of an item to be brought before the annual meeting may be timely if it is delivered or received not earlier than the close of business on the 120th day and not later than the close of business on the later of the 90th day prior to the date of the annual meeting or, if less than 100 days’ prior notice or public disclosure of the scheduled meeting date is given or made, the 10th day following the earlier of the day on which the notice of such meeting was mailed to stockholders or the day on which such public disclosure was made. The notice must set forth the information required by the provisions of our bylaws dealing with stockholder proposals and nominations of directors. All notices should be directed to Secretary, PostRock Energy Corporation, 210 Park Avenue, Suite 2750, Oklahoma City, Oklahoma 73102. Under current SEC rules, we are not required to include in our proxy statement any director nominated by a stockholder using this process. If we choose not to include such a nominee, the stockholder will be required to distribute its own proxy materials in connection with its solicitation of proxies with respect to that nominee.

Discretionary Voting of Proxies on Other Matters

Management does not intend to bring before the annual meeting any matters other than those disclosed in the notice of annual meeting of stockholders attached to this proxy statement, and it does not know of any business that persons other than management intend to present at the meeting. If any other matters are properly presented at the annual meeting for action, the persons named in the form of proxy and acting thereunder generally will have discretion to vote on those matters in accordance with their best judgment.

Annual Report on Form 10-K

Copies of our annual report on Form 10-K for the year ended December 31, 2011, as filed with the SEC, are available without charge to stockholders upon request to North Whipple, Director, Finance and Investor Relations, at the principal executive offices of PostRock Energy Corporation, 210 Park Avenue, Suite 2750, Oklahoma City, Oklahoma 73102.

Householding

The SEC permits a single copy of the Notice to be sent to any household at which two or more stockholders reside if they appear to be members of the same family. This procedure, referred to as householding, reduces the volume of duplicate information stockholders receive and reduces mailing and printing expenses. A number of brokerage firms have instituted householding.

As a result, if you hold your shares through a broker and you reside at an address at which two or more stockholders reside, you will likely be receiving only one copy of the Notice unless any stockholder at that address has given the broker contrary instructions. However, if any such beneficial stockholder residing at such an address wishes to receive a separate copy of the Notice in the future, or if any such beneficial stockholder that elected to continue to receive separate copies of the Notice wishes to receive a single copy of the Notice in the future, that stockholder should contact their broker or send a request to the corporate secretary at our principal executive offices, 210 Park Avenue, Suite 2750, Oklahoma City, Oklahoma 73102, telephone number (405) 600-7704. We will deliver, promptly upon written or oral request to the corporate secretary, a separate copy of the Notice to a beneficial stockholder at a shared address to which a single copy of the Notice was delivered.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.

POSTROCK ENERGY CORPORATION

Annual Meeting of Stockholders

May 9, 2012 1:30 PM

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Terry W. Carter and Stephen L. DeGiusti, and each of them, with power to act without the other and with power of substitution and resubstitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of PostRock Energy Corporation common stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders of PostRock Energy Corporation to be held May 9, 2012 or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at such meeting.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side

POSTROCK ENERGY CORPORATION 210 PARK AVE., SUITE 2750 OKLAHOMA CITY, OK 73102

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	M42372-P22819	KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

POSTROCK ENERGY CORPORATION				For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
1.	Election of Directors			☐	☐	☐
Nominees:
	01)	Nathan M. Avery	06)	J. Philip McCormick
	02)	Terry W. Carter	07)	Mark A. Stansberry
	03)	William H. Damon, III
	04)	Thomas J. Edelman
	05)	Duke R. Ligon
The Board of Directors recommends you vote FOR proposals 2, 3 and 4.									For	Against	Abstain
2.

To approve an amendment to the Company’s 2010 Long-Term Incentive Plan: (i) increasing the number of shares of common stock reserved for issuance under the Plan by 3,000,000 shares, and (ii) increasing the individual annual grant limits with respect to equity awards from 150,000 shares to 300,000 shares.

									☐	☐	☐
3.	To approve an amendment to the Company’s restated certificate of incorporation to increase the number of authorized shares of common stock from 40,000,000 shares to 100,000,000 shares.								☐	☐	☐
4.	To ratify the appointment of UHY LLP as the Company’s independent registered public accounting firm for 2012.								☐	☐	☐
5.	To transact such other business as may properly come before the meeting or any adjournment thereof.
For address changes and/or comments, please check this box and write them on the back where indicated.							☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer

Signature [PLEASE SIGN WITHIN BOX]			Date			Signature (Joint Owners)		Date